Exhibit 99.1
For Immediate Release
Maxygen Licenses Dengue Vaccine Technology to Sanofi Pasteur
REDWOOD CITY, Calif., December 4, 2007 — Maxygen, Inc. (Nasdaq: MAXY), a biotechnology company focused on the development of improved protein drugs, announced today the license of its proprietary dengue virus antigen technology to sanofi pasteur, the vaccines division of the sanofi-aventis Group.
Under the terms of the agreement, Maxygen will transfer to sanofi pasteur a portfolio of preclinical dengue antigens for development and worldwide commercialization of a second generation vaccine. In addition to royalties, total event payments to Maxygen, including an upfront fee, could total $24.5 million.
The dengue virus is a mosquito-borne pathogen that infects over 50 million people each year, causing 500,000 hospitalizations for Dengue Hemorrhagic Fever/ Dengue Shock Syndrome, according to The World Health Organization (WHO). Without proper treatment, Dengue Shock Syndrome can be fatal.1 WHO estimates that more than 20,000 people worldwide, mainly children, die each year from infection with the virus. While the majority of deaths occur in tropical and subtropical regions, the virus is spreading to new regions of the world, including Northern Australia, the Middle East, Central America, and the southern part of the United States. WHO estimates that 40 percent of the world’s population is currently at risk of dengue infection.2
To date, efforts to develop a dengue vaccine have been challenged by the existence of four different serotypes of dengue virus, all of which are responsible for the severe form of the disease called Dengue Hemorrhagic Fever. To overcome this challenge, Maxygen used its proprietary MolecularBreeding™ directed molecular evolution platform. Segments of DNA from the four virus subtypes were recombined, with the goal of creating novel antigens that could produce a protective immune response against all four virus subtypes with a single vaccine candidate.
“We are pleased to work with sanofi pasteur to address this significant world health problem,” said Russell Howard, chief executive officer of Maxygen. “This agreement will allow Maxygen’s dengue antigen technology to be advanced using sanofi pasteur’s vaccine research and development expertise and worldwide commercial infrastructure.
This allows us to create value from our vaccine discovery assets while maintaining our internal focus on protein therapeutics.”

[1]	World Health Organization. Dengue and dengue hemorrhagic fever. Fact sheet N°117 Revised April 2002.

[2]	World Health Organization. Epidemic and Pandemic Alert and Response (EPR) – Dengue/dengue hemorrhagic fever. http://www.who.int/csr/disease/dengue/impact/en/index.html.

Maxygen’s dengue virus program was partially funded by the Defense Advanced Research Projects Agency (DARPA), the Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., and the US Navy.
About Maxygen
Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs. We look for opportunities where our proprietary protein modification technologies can address significant therapeutic needs. Our lead program, MAXY-G34, is designed to be an improved version of G-CSF for the treatment of neutropenia. MAXY-G34 is currently in Phase II clinical trials. Also in our pipeline is a novel Factor VIIa for the treatment of hemophilia. Maxygen’s approach to drug discovery and development may allow us to leverage the established development and regulatory paths of approved drugs. We believe this advantage translates to a greater chance of successfully bringing important new drugs to market. www.maxygen.com
Forward Looking Statements Disclaimer
This news release contains forward-looking statements about the research and business prospects of Maxygen including those relating to the attributes of the tetravalent dengue vaccine candidates licensed to sanofi pasteur. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Among other things these risks and uncertainties include, but are not limited to: the properties of novel dengue vaccine candidates including the ability to provide immune protection against all 4 dengue virus subtypes; the inherent uncertainties of vaccine development and commercialization; the development and commercialization of competitive dengue vaccine products; and changing research and business priorities of Maxygen and Sanofi Pasteur. These and other risk factors are more fully discussed in Maxygen’s Annual Report on Form 10-K for the year ended December 31, 2006, including under the caption “Risk Factors,” and in Maxygen’s other periodic reports filed with the SEC, all of which are available from Maxygen or from the SEC’s website (www.sec.gov). Maxygen disclaims any obligation to update or revise any forward-looking statement contained herein to reflect any change in Maxygen’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
MolecularBreeding and Maxygen are U.S. trademarks used by Maxygen.
####
Maxygen Contact:
Michele Boudreau
Investor and Public Relations
michele.boudreau@maxygen.com
650.279.2088